EXHIBIT 3.11

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CNL INCOME NORTHSTAR, LLC,

a Delaware limited liability company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CNL INCOME NORTHSTAR, LLC,

a Delaware limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the schedules and exhibits attached hereto, this “Agreement”) of CNL INCOME NORTHSTAR, LLC, a Delaware limited liability company (the “Company”), is entered into as of March 21, 2007 by CNL INCOME SKI II, LLC, a Delaware limited liability company, as the sole equity member (the “Member”), Raymon Byron Carlock, Jr., Charles A. Muller and Tammie A. Quinlan, as Managers, and Bernard J. Angelo and Tony Wong, as Independent Managers. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A attached hereto.

R E C I T A L S

WHEREAS, the Company was heretofore formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”), by the filing of a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 29, 2006 (the “Certificate of Formation”) and by the execution of a Limited Liability Company Agreement of the Company dated as of August 29, 2006 (the “Original LLC Agreement”); and

WHEREAS, the Member, Managers and Independent Managers desire to enter into this Agreement further amending and restating the Original LLC Agreement in its entirety for the purpose of complying with the Lender’s (as defined herein) financing requirements, and setting forth, and agreeing upon, their and any future members’ or managers’ rights, duties and responsibilities with respect to the management and affairs of the Company, and their interests therein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereby agree to, and adopt, the following as the Amended and Restated Limited Liability Company Agreement of the Company:

Section 1. Name. The name of this limited liability company is CNL INCOME NORTHSTAR, LLC.

Section 2. Principal Business Office. The principal business office of the Company shall be located at c/o CNL Income Properties, Inc., 450 South Orange Avenue, Orlando, Florida 32801, or such other location as may hereafter be determined by the Member.

Section 3. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Company for service of process on the Company at such address is The Corporation Trust Company.

Section 4. Member. The mailing address of the Member is set forth on Schedule B attached hereto. The Member shall continue as a member of the Company upon its execution of a counterpart signature page to this Agreement. The Member may not bind the Company. The Member may act by written consent.

Section 5. Certificates. Pursuant to the Original LLC Agreement, Linda A. Scarcelli was designated as an “authorized person” within the meaning of the Act, and in such capacity executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State. Upon the filing of the Certificate of Formation with the Secretary of State, her powers as an “authorized person” ceased and the Member thereupon became, and continues as, the designated “authorized person” of the Company within the meaning of the Act. The Member or an Officer (as defined herein) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 6. Purposes. The activities and purposes of the Company are limited to:

(a) (i) acquiring and owning the Property, (ii) performing any outstanding obligations of the Company required by the purchase agreement executed in connection with the acquisition of the Property by the Company on January 19, 2007, and (iii) leasing, subleasing, holding, acting as landlord with respect to, transferring, assigning, exchanging, financing, refinancing, borrowing money against, pledging, mortgaging, operating, managing and disposing of its interests in the Property;

(b) (i) obtaining a loan in the original aggregate principal amount of $111,500,000.00 made by The Prudential Insurance Company of America (together with its successors and assigns, the “Lender”) to the Company, CNL Income Northstar TRS Corp., a Delaware corporation (“Northstar TRS”), CNL Income Sierra, LLC, a Delaware limited liability company, CNL Income Snoqualmie, LLC, a Delaware limited liability company, CNL Income Loon Mountain, LLC, a Delaware limited liability company, CNL Income Brighton, LLC, a Delaware limited liability company, CNL Income Sierra TRS Corp., a Delaware corporation, CNL Income Snoqualmie TRS Corp., a Delaware corporation, CNL Income Loon Mountain TRS Corp., a Delaware corporation, and CNL Income Brighton TRS Corp., a Delaware corporation, as co-borrowers (together with any and all amendments, modifications or supplements thereto or refinancings thereof, the “Loan”), (ii) granting a mortgage and security interest in the Property and any other property of the Company to the Lender as security for the Loan, and (iii) entering into all agreements, documents, instruments and certificates necessary in connection with the Loan (including, without limitation, a loan agreement, promissory note(s), mortgage/deeds of trust and security agreement(s)), and any and all amendments, supplements or modifications thereto, or increases in the amount or refinancings thereof (collectively, the “Loan Documents”);

(c) incurring unsecured trade payables in the ordinary course of business of the Company, to the extent permitted by any Loan Document; and

(d) performing such other lawful acts as may be necessary or incidental to the foregoing purposes.

The Company is hereby authorized to execute, deliver and perform, and the Member or any Officer on behalf of the Company are hereby authorized to execute and deliver, any and all Loan Documents to which the Company is a party, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager, Officer or other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Manager or Officer to enter into other agreements on behalf of the Company.

Section 7. Powers. Subject to Section 9, the Company, and the Board and the Officers of the Company on behalf of the Company, shall have and exercise (a) all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 6 and (b) all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 8. Management.

(a) Board. Subject to Section 9, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more individuals elected or designated by the Member to serve as Managers, and who shall individually hereunder be referred to as a “Manager” and collectively as “Managers” subject to Section 8(j). The Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers and in all cases subject to Section 8(j) of this Section 8. The number of Managers shall be five (5), two (2) of which shall be Independent Managers. Each Manager elected or designated by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager shall indicate acceptance of his or her appointment by execution of a counterpart of this Agreement. Managers need not be Members. The Managers designated are identified on Schedule C hereto.

(b) Powers. Subject to Section 9, the Board shall have the power to do any and all acts necessary, convenient or incidental to or in furtherance of the purposes described in Section 6, including all powers, statutory or otherwise. Subject to Section 6, the Board has the authority to bind the Company. Except as set forth in Section 9, an Independent Manager may not take action on behalf of the Company. The Member of the Company does not have authority to bind the Company.

(c) Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

(d) Quorum: Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum is not present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, and without prior notice, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Managers on the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Managers.

(i)	The Board may, by resolution passed by a majority of the members of the Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company; provided, however, no committee may take any action requiring the consent of the Independent Managers unless (A) all Independent Managers are members of such committee, and (B) all Independent Managers vote affirmatively or consent to such action. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)	Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Section 9 and Section 8(j), shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Managers. Unless otherwise restricted by law and subject to the provisions of Section 8(j), any Manager or the entire Board may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i) Managers as Agents. To the extent of their powers set forth in this Agreement and subject to Section 9, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board, an Independent Manager may not bind the Company.

(j) Independent Managers. The Company shall have, and the Member shall cause the Company at all times to have at least two (2) Independent Managers, who shall be elected by a vote of the Members holding a majority of the limited liability company interests in the Company. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Managers shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(b). No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) has accepted his or her appointment as an Independent Manager by a written instrument, and (ii) has executed a counterpart to this Agreement as required herein. In the event of a vacancy in the position of an Independent Manager, the Member shall, as soon as practicable, elect or designate a successor Independent Manager. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 8(j), in exercising their rights and performing their duties under this Agreement, the Independent Managers shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager may at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 9. Special Purpose Entity.

(a) This Section 9 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(b) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, the Company shall not, without the prior unanimous written consent of the Member and the Board, including all Independent Managers, take any Material Action, and neither the Member nor the Board nor any Officer nor any other Person shall, be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member and the Board, including all of the Independent Managers, to take any Material Action; provided, however, that the Board may not vote on, or authorize the taking of, any Material Action unless there are at least two (2) Independent Managers.

(c) Notwithstanding anything to the contrary contained herein or any other document governing the formation, management or operation of the Company, in addition to any other restrictions provided in this Agreement, for so long as any obligation or liability of the Company remains outstanding under any Loan Document, the Company shall not do, and the Managers shall cause the Company not to do, any of the following things:

(A)	engage in any business or activity other than as contemplated by Section 6;

(B)	acquire or own any assets other than those related to its ownership interest in the Property;

(C)	except as otherwise permitted under the Loan Documents and to the fullest extent permitted by applicable law, merge or consolidate itself into or with any Person, or dissolve, terminate or liquidate in whole or in part (to the fullest extent permitted by law), transfer or otherwise dispose of all or substantially all of its assets or convert to another type of legal entity (except as permitted herein);

(D)	fail to preserve the existence of itself as an entity duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization, or fail to observe all limited liability company formalities, or fail to maintain its books, records, resolutions and agreements as official entity records, except as permitted herein;

(E)	own any subsidiary, or make any investment in, any person or entity without the prior written consent of Lender;

(F)	commingle its funds or assets with the funds or assets of any other Person;

(G)	without the prior written consent of Lender, incur or assume any debt on behalf of itself, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than (i) as permitted under the Loan Documents, (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property with trade creditors (including, without limitation, financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions, except as may be prohibited by the Loan Documents) not exceeding, together with any indebtedness of Northstar TRS, at any time, a maximum amount of five percent (5%) of the Allocated Loan Amount (as defined in the Loan Documents) attributable to the Property and which are paid within sixty (60) days of incurrence, except as may be prohibited by the Loan Documents, and/or (iii) the performance of any monetary obligations of the Company, in its capacity as landlord, under that certain Lease Agreement, dated as of January 20, 2007, between the Company, as landlord, and Trimont Land Company, a corporation unaffiliated with the Company, as tenant;

(H)	fail to maintain the records, books of account and bank accounts and financial statements of itself separate and apart from those of any other Person, except that Company’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate; provided that the Company is properly reflected and treated as a separate legal entity in such consolidated financial statements, and that its assets are not available to satisfy claims of the consolidated entities;

(I)	other than the Loan Documents, enter into, on behalf of itself, any contract or agreement with any of its members, principals, partners and Affiliates, or any member, principal, partner or Affiliate thereof, except upon terms and conditions that are intrinsically fair, commercially reasonable and no less favorable to it than those that would be available on an arm’s-length basis with third parties, except as contemplated by the Loan Documents or by the written consent of Lender;

(J)	maintain its assets in such a manner that it shall be costly or difficult to segregate, ascertain or identify their respective individual assets from those of any of its members, shareholders, principals, partners and Affiliates, or any member, shareholder, principal, partner or Affiliate thereof or any other Person;

(K)	assume, guaranty or become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(L)	except as otherwise permitted under the Loan Documents, make any loans, advances to any Person or hold evidence of indebtedness issued by any other Person or entity, without the prior written consent of Lender;

(M)	fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person (and not as a division or part of any other Person except as required by federal or state income tax reporting), fail to (and has not failed to) correct any known misunderstanding regarding its separate identity, or fail to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Company is responsible for the debts of any third party (including any of their respective partners, members, principals and Affiliates, or any general partner, managing member, shareholder, principal of Affiliate thereof), except as contemplated herein or by any applicable Loan Documents;

(N)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require the Member to make any additional capital contributions to the Company;

(O)	fail to remain solvent or to pay its own liabilities and expenses only out of its own funds as the same shall become due, and will give prompt written notice to Lender of the insolvency or bankruptcy filing of the Company or Brighton TRS or any managing member or controlling shareholder of the Company or Brighton TRS;

(P)	fail to pay the salaries of its own employees (if any) from its own funds and to maintain either a sufficient number of employees or independent contractors pursuant to arm’s length agreement(s) for necessary and appropriate business activities and administration in light of its contemplated business operations;

(Q)	to the extent the Company has or requires an office, fail to maintain such office through which its business shall be conducted separate and apart from that of any of its Affiliates, or fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing expenses;

(R)	fail to conduct business in its own name;

(S)	fail to maintain and use separate stationery, invoices and checks from those of any other Person;

(T)	acquire the obligations or securities of its Affiliates, or have its obligations guaranteed by any Affiliate, except as contemplated by the Loan Documents;

(U)	fail to either file its own tax returns or, if applicable, a consolidated federal income tax return, as required by applicable legal requirements;

(V)	violate or cause to be violated the assumptions made with respect to the Company and its members in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan;

(W)	fail to hold its assets in its name;

(X)	fail to (and has not failed to) maintain an arms-length relationship with its Affiliates; and

(Y)	except with the prior unanimous written consent of the Lender, Member and Board, including all Independent Managers, take or consent to any action amending or modifying any provision of the Company’s organizational documents that alters Section 8(j) or that adversely affects any of the requirements for qualifying as a Special Purpose Entity, including any amendment or modification of this Section 9 or Section 6 hereof.

Failure of the Company, or any Manager or Officer on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

(d) The Company shall not allow direct or indirect transfers of ownership interests in or control rights over the Company that would violate the provisions of any Loan Document.

(e) The Company’s obligation hereunder, if any, to indemnify its directors and officers, members, or managers, as applicable, is hereby fully subordinated to each of the Loan and the Loan Documents, and will not constitute a claim against it in the event that the cash flow in excess of the amount required to pay the amounts outstanding under the Loan Documents is insufficient to pay such obligation; and no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity hereunder, if any, shall be payable from amounts allocable to any other person pursuant to the Loan Documents.

(f) To the fullest extent permitted by applicable law, the Company shall not, without the prior written consent of Lender, issue, create, exchange, dilute or modify any additional limited liability company interests of the Company other than its initial issuance of limited liability company interests issued on or prior to the date hereof.

(g) This Section 9 may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied. As used herein, the term “Rating Agency Condition” shall mean (i) with respect to any action taken at any time before the Loan has been sold or assigned to a securitization trust, that Lender has consented in writing to such action, and (ii) with respect to any action taken at any time after the Loan has been sold or assigned to a securitization trust, that (A) Lender has consented in writing to such action, and (B) each Rating Agency (defined below) rating securities backed by such Loan shall have been given ten (10) days prior notice thereof and that each of the Rating Agencies shall have notified Lender in writing that such action will not result in a downgrade, reduction or withdrawal of the then current rating by such Rating Agency of any of securities issued by such securitization trust backed by such Loan. As used herein, the term “Rating Agency” or “Rating Agencies” shall have the meanings ascribed to those terms in the Loan Documents.

(h) Neither the exercise by the Lender of any right or remedy under the Loan Documents, nor the transfer to the Lender or its successor or assign of title to any interests in the Company, shall constitute a default or breach, or give rise to any right of first refusal or option to purchase under the Certificate of Formation or this Agreement of the Company.

(i) For so long as the Loan shall remain outstanding, no owners of equity interests in the Company shall be entitled to resign from the Company or assign, encumber, or convey any interest in the Company (except in favor of Lender pursuant to the Loan Documents), without the prior written consent of the Lender.

(j) For so long as the Loan shall remain outstanding, no equity interests in the Company shall be created, issued, redeemed, exchanged, diluted or modified, without the prior written consent of the Lender.

Section 10. Officers.

(a) Officers. The initial Officers of the Company shall be designated by the Member. The Board shall choose the additional or successor Officers of the Company including at least a President, a Secretary and a Treasurer. The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. Subject to Section 8(j), Managers may serve as Officers. The Board may appoint such other Officers and agents as it deems necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as are determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers designated by the Member are listed on Schedule D hereto.

(b) President. The President shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and will see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board may execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 6; (ii) where signing and execution thereof is expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 10(c).

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, will perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there are more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there are more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Manager and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 11. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are the debts, obligations and liabilities solely of the Company, and neither the Member, the Special Members nor the Managers, nor any Officers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, manager or officer of the Company.

Section 12. Capital Contributions. The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 31 hereof, the Special Members shall not be required to make any capital contributions to the Company.

Section 13. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 13, are intended to benefit the Member and the Special Member, and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

Section 15. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Loan Document.

Section 16. Books and Records. The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 17. Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 18. Exculpation and Indemnification.

(a) Neither the Member nor any Officer, Manager, employee, representative, agent, or Affiliate of the Company nor any Officer, director, Manager, general partner, employee, representative, agent, or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof; provided further, however, that the foregoing indemnification shall be fully subordinated to the Loan and any other obligations respecting the Property, and shall not constitute a claim against the Company in the event that cash flow is insufficient to pay such obligations.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it is determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 18 shall survive any termination of this Agreement.

Section 19. Assignments. Subject to Section 9 and the restrictions on transferability in the Loan Documents, the Member may assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 19, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

Section 20. Resignation. Subject to Section 9, if a Member resigns, an additional Member of the Company shall be admitted to the Company, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement; provided, however, except in connection with a transfer of one-hundred percent (100%) of its limited liability company interests pursuant to this Agreement and the admission of a transferee as a substitute Member, no Member may resign from being a member for so long as the Loan is outstanding. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a Member of the Company.

Section 21. Admission of Additional Members.

(a) Subject to Section 9, one or more additional Members of the Company may be admitted to the Company with the written consent of the Member; provided, however, for so long as the Loan is outstanding, the Company shall at all times have only one (1) member unless it receives prior written consent from the Lender to increase its number of members.

(b) Upon a foreclosure, sale or other transfer of the limited liability company interests in the Company pursuant to that certain Pledge and Security Agreement (the “Pledge Agreement”) between the Member and Lender, to the fullest extent permitted by law, the holder of such limited liability company interests shall, upon the execution of a counterpart to this Agreement, automatically be admitted as member of the Company upon such foreclosure, sale or other transfer, with all of the rights and obligations of the Member hereunder, subject to the limitations on transferability of such interests as described in this Section 21. Upon a foreclosure, sale or other transfer of the limited liability company interests of the Company pursuant to the Pledge Agreement, the successor Member may transfer its interests in the Company, subject to this Section 21. Notwithstanding any provision in the Act or any other provision contained herein to the contrary, the Member shall be permitted to pledge and, upon any foreclosure of such pledge in connection with the admission of the Lender as a member, to transfer to the Lender its rights and powers to manage and control the affairs of the Company pursuant to the terms of the Pledge Agreement.

Section 22. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 19, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 20), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, the Member and each Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member or the occurrence of an event that causes the Member or a Special Member to cease to be a Member or a Special Member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company and this Agreement shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company are distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation is canceled in the manner required by the Act.

Section 23. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 15 hereof. The interest of the Member in the Company is personal property.

Section 24. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 25. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 26. Binding Agreement; Successors and Assigns. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Managers. The Independent Managers are intended beneficiaries of this Agreement. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and will inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

Section 27. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the DEUCC (defined below), such provision of Article 8 of the DEUCC shall be controlling.

Section 28. Amendments. This Agreement may not be modified, altered, supplemented or amended except (i) pursuant to a written agreement executed and delivered by the Member and approved by the Board, including the Independent Managers, (ii) if the Rating Agency Condition is satisfied, if required pursuant to Section 9, and (iii) pursuant to the written approval of the Lender, if required pursuant to Section 9.

Section 29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 30. Notices. All notices under this Agreement shall be in writing and shall be effective upon personal delivery, upon written confirmation of a facsimile transmission, by email transmission or, if sent by overnight express courier or registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, then upon the deposit of such notice with, the overnight express courier service or in the United States mail.

Section 31. Special Member. Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 19, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 20), each Person acting as an Independent Manager pursuant to Section 8 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 8; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to Section 8 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to Section 8 shall not be a member of the Company.

Section 32. Interests and Share Certificates.

(a) Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware (the “DEUCC”) and Florida (as the Company has “opted-in” to such provisions), and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The Member hereby agrees that its interest in the Company shall for all purposes be personal property. The Member has no interest in specific Company property.

(b) The Company shall maintain books for the purposes of registering the transfer of the limited liability company interests of the Company. Notwithstanding anything in this Agreement to the contrary, the transfer of limited liability company interests in the Company requires the delivery of an endorsed Share Certificate (as defined below) and recordation of such transfer in the books and records of the Company.

(c) Upon the issuance of limited liability company interests in the Company to any Person in accordance with the provisions of this Agreement, the Company shall issue one or more non-negotiable certificates in the name of such Person substantially in the form of Exhibit A attached hereto (a “Share Certificate”), which evidences the ownership of the limited liability company interests in the Company of such Person. Each such Share Certificate shall be denominated in terms of the percentage of the limited liability company interests in the Company evidenced by such Share Certificate and shall be signed by an Officer on behalf of the Company. Each Share Certificate shall bear a legend stating the language set forth in the first sentence of clause (a) of this Section 32. Additionally, each Share Certificate shall contain the following legend: “THE TRANSFER OF THIS SHARE CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE LIMITED LIABILITY COMPANY AGREEMENT.”

(d) The Company shall issue a new Share Certificate in place of any Share Certificate previously issued if the holder of the limited liability company interests in the Company represented by such Share Certificate, as reflected on the books and records of the Company:

(i)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Share Certificate has been lost, stolen or destroyed;

(ii)	requests the issuance of a new Share Certificate before the Company has notice that such previously issued Share Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)	if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Share Certificate; and

(iv)	satisfies any other reasonable requirements imposed by the Company.

(e) Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all limited liability company interests in the Company represented by a Share Certificate, the transferee of such limited liability company interests in the Company shall deliver such Share Certificate to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Share Certificate to such transferee for the percentage of limited liability company interests in the Company being transferred and, if applicable, cause to be issued to such Member a new Share Certificate for that percentage of limited liability company interests in the Company that were represented by the canceled Share Certificate and that are not being transferred.

(f) Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the DEUCC, such provision of Article 8 of the DEUCC shall control.

This Section 32 may not be modified, altered, supplemented or amended unless the Rating Agency Condition (as defined in Section 9) is satisfied.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement of CNL INCOME NORTHSTAR, LLC, as of the date hereof.

SOLE MEMBER:		CNL INCOME SKI II, LLC,
a Delaware limited liability company

	By:	/S/ TAMMIE A. QUINLAN
Name: Tammie A. Quinlan
Title: Executive Vice President

MANAGERS:		/S/ RAYMON BYRON CARLOCK, JR.
Raymon Byron Carlock, Jr.

/S/ CHARLES A. MULLER
Charles A. Muller

/S/ TAMMIE A. QUINLAN
Tammie A. Quinlan

INDEPENDENT MANAGERS:		/S/ BERNARD J. ANGELO
Bernard J. Angelo

/S/ TONY WONG
Tony Wong

[SIGNATURE PAGE OF THE MEMBER AND THE MANAGERS]

Pursuant to Section 8(a) of that certain Amended and Restated Limited Liability Company Agreement of CNL Income Northstar, LLC, dated March 21, 2007, (the “Agreement”), I, R. Byron Carlock, Jr., intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of June 3, 2011.

MANAGER:

/S/ R. BYRON CARLOCK, JR.
R. Byron Carlock, Jr.

Pursuant to Section 8(a) of that certain Amended and Restated Limited Liability Company Agreement of CNL Income Northstar, LLC, dated March 21, 2007, (the “Agreement”), I, Holly Greer, intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of April 9, 2011.

MANAGER:

/S/ HOLLY GREER
Holly Greer

Pursuant to Section 8(a) of that certain Amended and Restated Limited Liability Company Agreement of CNL Income Northstar, LLC, dated March 21, 2007, (the “Agreement”), I, Joseph T. Johnson, intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of January 8, 2010.

MANAGER:

/S/ JOSEPH T. JOHNSON
Joseph T. Johnson

Pursuant to Section 8(a) of that certain Amended and Restated Limited Liability Company Agreement of CNL Income Northstar, LLC, dated March 21, 2007, (the “Agreement”), I, Amy Sinelli, intending to be legally bound by the Agreement, hereby accept my appointment as Manager by execution of this counterpart signature page to the Agreement.

Dated and effective as of January 2, 2009.

MANAGER:

/S/ AMY SINELLI
Amy Sinelli

SCHEDULE A

DEFINITIONS

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the recitals.

“Affiliate” means (1) any executive officer, director or manager of the Company or the Member, (2) any person that controls, is controlled by or is under common control with such Member, and (3) any executive officer, director or manager of any entity described in (2) above.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred and twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” means the Board of Managers of the Company as described in Section 8.

“Certificate of Formation” has the meaning given it in the first Whereas clause of this Agreement, as amended from time to time.

“Company” means CNL INCOME NORTHSTAR, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Controlling” and “Controlled” has correlative meanings. Without limiting the generality of the foregoing, a Person is deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 18(a).

“Independent Manager” means a duly appointed member of the board of managers of the Company, who may not have been at the time of such individual’s appointment, and may not have been at any time, and shall not be at any time during such individual’s appointment (i) a member, manager, officer, director, employee, attorney or counsel of the Company or any of its respective members, subsidiaries or Affiliates (with the exception of serving as an Independent Manager or independent director or Special Member of the Company or another so-called Special Purpose Entity other than CNL Income Ski Holding, LLC, CNL Income Ski II, LLC, CNL Income Ski III, LLC, CNL Income Northstar TRS Parent, Inc., or any entity that owns a direct or indirect interest in any of the foregoing entities), (ii) a customer of, or supplier to, or service provider (including a provider of professional services) to, the Company or any of its respective members, subsidiaries or Affiliates (other than consumer transactions, such as hotel guest or senior living facility stays, in the ordinary course of business), (iii) a Person controlling or under common control with any such member, supplier or customer, or (iv) a member of the immediate family of any such member, director, officer, employee, supplier or customer or a member of the immediate family of any Person in (i), (ii) and (iii). As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise. Each Independent Manager is hereby a “Manager” herein and designated as a “manager” within the meaning of the Act.

“Manager” means the person or persons elected to the Board from time to time by the Member. A Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

“Material Action” means to (i) file or institute proceedings to have the Company be adjudicated bankrupt or insolvent, or (ii) consent to or acquiesce in the institution of bankruptcy or insolvency proceedings against the Company, or (iii) file a petition in Bankruptcy, or seek or consent to or acquiesce in reorganization or relief with respect to the Company under any applicable federal or state law relating to Bankruptcy, or (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or (v) make any assignment for the benefit of creditors of the Company, or (vi) admit in writing the Company’s insolvency or inability to pay its debts generally as they become due; or (vii) take any action in furtherance of the foregoing.

“Member” means CNL INCOME SKI II, LLC, a Delaware limited liability company, as the sole member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Members.

“Land” means the parcel(s) of land legally described, and on record, in the public records of Placer County, California in which the Property is located.

“Officer” means an officer of the Company described in Section 10.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Property” means the recreational ski resort property known as “Northstar at Tahoe” located in Truckee, California, including (i) all buildings and Land improvements and facilities related thereto and located thereon, and (ii) furniture, fixtures, equipment and other personal property related thereto and located thereon, other than (a) snow groomers and buses currently financed under capital leases as of the date of this Agreement, and (b) furniture, fixtures, equipment and other personal property acquired and owned by CNL Income Northstar TRS Corp., a Delaware corporation and Affiliate of the Company.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 31, a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Special Purpose Entity” means, an entity established for a single or special purpose that is restricted in its ownership, scope, powers and authority by restrictions contained in Section 9.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document are references to such parts of this Agreement.

SCHEDULE B

MEMBER

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
CNL INCOME SKI II, LLC	CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801	$1,000.00	100%

SCHEDULE C

MANAGERS

1.	Raymon Byron Carlock, Jr., Manager

2.	Charles A. Muller, Manager

3.	Tammie A. Quinlan, Manager

4.	Bernard J. Angelo, Independent Manager

5.	Tony Wong, Independent Manager

SCHEDULE D

OFFICERS

OFFICERS	TITLE
Raymon Byron Carlock, Jr.	President

Robert A. Bourne	Treasurer

Charles A. Muller	Executive Vice President

Tammie A. Quinlan	Executive Vice President and Secretary

Amy Sinelli	Senior Vice President

Joseph T. Johnson	Senior Vice President

Linda A. Scarcelli	Assistant Secretary

EXHIBIT A

SHARE CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF. WITHOUT LIMITING ANY OTHER PROVISION SET FORTH HEREIN, ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW).

EACH LIMITED LIABILITY COMPANY INTEREST IN THE COMPANY (AS DEFINED BELOW) SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATES OF DELAWARE AND FLORIDA (AS THE COMPANY HAS “OPTED-IN” TO SUCH PROVISIONS), AND (II) THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. THE TRANSFER OF EACH SUCH INTEREST CAN BE REGISTERED AS PROVIDED IN THE SECTION 8-102(A)(13) OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATES OF DELAWARE AND FLORIDA AND ANY RELATED PROVISION(S) OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER SUCH APPLICABLE JURISDICTIONS.

Certificate Number 1	100% Percentage Interest

CNL Income Northstar, LLC, a Delaware limited liability company (the “Company”), hereby certifies that CNL Income Ski II, LLC, a Delaware limited liability company (together with any assignee of this Share Certificate, the “Holder”), is the registered owner of One Hundred Percent (100%) of the limited liability company interests in the Company. THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS AND LIMITATIONS OF THE LIMITED LIABILITY COMPANY INTERESTS IN THE COMPANY ARE SET FORTH IN, AND THIS SHARE CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS IN THE COMPANY REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY DATED AS OF AUGUST 29, 2006, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “LIMITED LIABILITY COMPANY AGREEMENT”). THE TRANSFER OF THIS SHARE CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE LIMITED LIABILITY COMPANY AGREEMENT. By acceptance of this Share Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interest of the Company evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business.

The Company shall maintain books for the purpose of registering the transfer of limited liability company interests. A transfer of limited liability company interests in the Company shall be effected by the Company’s registering the transfer upon delivery of an endorsed certificate representing the limited liability company interests being transferred.

This Share Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Share Certificate to be executed as of the date set forth below.

CNL INCOME NORTHSTAR, LLC,
a Delaware limited liability company

By:
Dated:	Name:
Title:

(REVERSE SIDE OF SHARE CERTIFICATE)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                               (print or typewrite name of transferee),                          (insert Social Security or other taxpayer identification number of transferee), the following specified percentage of limited liability company interests in the Company:                      (identify the percentage interest being transferred) effective as of                                                                              , and irrevocably constitutes and appoints                      and its authorized officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:	Signature:
(Transferor)
Address: